Exhibit 5

               Opinion of Brobeck, Phleger & Harrison.



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Brobeck, Phleger & Harrison
One Market
Spear Street Tower
San Francisco, CA  94105
Telephone:  (415) 442-0900


                           March 17, 1995




The Newhall Land and Farming Company (a California Limited
Partnership)
23823 Valencia Boulevard
Valencia, California 91355

           Re:  Registration Statement for Offering of
                600,000 Depositary Units



Ladies and Gentlemen:

           In connection with your registration of 600,000 Depositary Units of The Newhall Land and Farming Company (a California Limited Partnership) ("Company") on Form S-8 under the Securities Act of 1933, as amended, we advise you that, in our opinion, when such Depositary Units have been issued and sold pursuant to the provisions of the Company's 1995 Option/Award Plan and in accordance with the Registration Statement, such Depositary Units will be duly-authorized, validly-issued, fully-paid and non-assessable with no personal liability attaching to the ownership thereof except as may otherwise be provided for in the California Revised Limited Partnership Act and Section 5.1 of the Company's Limited Partnership Agreement.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,

                          BROBECK, PHLEGER & HARRISON


                          By
                             George D. Tuttle